Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of SilverSun Technologies, Inc. on Form S-4 Amendment # 4 [FILE NO. 333-267934] of our report dated February 28, 2023, with respect to our audit of the consolidated financial statements of SilverSun Technologies, Inc. as of December 31, 2022 and for the year ended December 31, 2022 appearing in the Annual Report on Form 10-K of SilverSun Technologies, Inc. for the year ended December 31, 2022. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement

/s/ Marcum llp

Marcum llp

Marlton, New Jersey

April 28, 2023